EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------

NEWS RELEASE
Triad Guaranty Inc.
Nasdaq Symbol: TGIC
www.triadguaranty.com
---------------------


Contact: Ron Kessinger
         Executive Vice President, Chief Financial Officer
         800-451-4872 ext.1104
         rkessinger@tgic.com
         -------------------


                       TRIAD GUARANTY INC. REPORTS RECORD
                 FIRST QUARTER 2003 NET INCOME OF $12.4 MILLION


WINSTON-SALEM, N.C., April 28, 2003 -- Triad Guaranty Inc. (Nasdaq: TGIC) today reported first quarter 2003 net income of $12.4 million compared to $10.0 million in the first quarter of 2002, an increase of 23 percent. Diluted earnings per share for the first quarter of 2003 totaled $0.86 compared to $0.71 in the first quarter of 2002. Included in net income in the first quarter of 2003 were net realized investment gains of $219 thousand. Net income in the first quarter of 2002 included $1.5 million of net realized investment losses. Operating earnings (see Note A), which exclude net realized investment gains and losses net of related taxes, increased 11 percent to $12.2 million or $0.85 per diluted share in the first quarter of 2003 from $11.0 million or $0.78 per diluted share in the first quarter of 2002.

Darryl W. Thompson, President and Chief Executive Officer, said, "We are pleased to report a 15 percent increase in earned premium for the first quarter of 2003 compared to the same period a year ago and a 17 percent growth in insurance in force from a year ago. This excellent growth in earned premium and in force has been achieved during a heavy refinance market that has kept persistency at record low levels, and it serves as strong validation of our strategic initiatives to expand our relationships and market penetration with targeted national lenders."

Insurance in force reached $26.0 billion at March 31, 2003 compared to $25.4 billion at December 31, 2002 and $22.1 billion at March 31, 2002, an increase of 17 percent over the past twelve months. Insurance written on flow business in the first quarter of 2003 totaled $3.6 billion, up 31 percent from $2.8 billion in the first quarter of 2002. Insurance written attributable to structured bulk transactions totaled $136 million in the first quarter of 2003. There was no insurance written attributable to structured bulk transactions in the first quarter of 2002. Total insurance written for the first quarter of 2003 was $3.8 billion, up 36 percent from $2.8 billion in the first quarter of 2002.

Refinance business accounted for 57.2 percent of flow insurance written for the first quarter of 2003 compared to 48.6 percent for the same period of 2002. Persistency, or the percentage of insurance remaining in force compared to one year prior, was 59.1 percent at March 31, 2003 compared to 60.9 percent at both December 31, 2002 and March 31, 2002.

The Company's expense ratio was 32.9 percent in the first quarter of 2003 compared to 37.0 percent in the first quarter of 2002. The improvement in the expense ratio reflects an increase in expenses of only 2 percent compared to the first quarter of 2002, while earned premium increased by 15 percent during the same period. According to Thompson, "Improvements in our expense ratio continue to be significant, as we realize the benefits of our investments in technology." The ratio of losses incurred to premiums earned was 18.7 percent for the first quarter of 2003 compared to 10.3 percent for the first quarter of 2002 and 13.4 percent for all of 2002. The increase in losses incurred was driven by increases in paid losses and by the increase in the delinquency ratio for the Company's bulk business. The Company's ratio of delinquent loans to total certificates in force was 1.54 percent at March 31, 2003, 1.25 percent at December 31, 2002, and
0.91 percent at March 31, 2002. "We are pleased that the default ratio on our flow business at March 31, 2003 is relatively flat compared to December 31, 2002. Our default ratio on bulk loans grew during the quarter, but is in line with our expectations and pricing assumptions," said Thompson.

Note A: Operating earnings and operating earnings per diluted share are non-GAAP measures. The Company defines operating earnings as net income excluding net realized investment gains and losses, net of related taxes. The following table shows a reconciliation of net income to operating earnings, including per share data:

--------------------------------------------------------------------------------
                                        Three months ended   Three months ended
(In thousands, except per share data)      March 31,2003       March 31, 2002
--------------------------------------------------------------------------------
Net income                                   $12,352              $10,038
Net realized investment (gains) losses,
  net of tax                                    (142)                 974
                                             -------              -------
Operating earnings                           $12,210              $11,012
                                             =======              =======

Diluted earnings per share                     $0.86                $0.71
Net realized investment (gains) losses,
  net of tax per share                         (0.01)                0.07
                                              ------                -----
Operating earnings per diluted share           $0.85                $0.78
                                              ======                =====
----------------------------------------------------- -------------------------

Management believes operating earnings and operating earnings per diluted share are relevant and useful information, and they are primary measurements used by management in assessing the Company's performance. Net realized investment gains and losses are dependent on market conditions, and management believes that they are not strong indicators of trends in operations. Operating earnings and operating earnings per diluted share results, as described above, should not be

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



considered as a substitute for net income prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.


Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing mortgage insurance (MI) to residential mortgage lenders. Private MI makes homeownership available to borrowers with equity of less than 20%, facilitates the sale of mortgage loans in the secondary market and protects lenders from default-related expenses. For more information about Triad Guaranty Insurance Corporation, visit the company's web site at www.triadguaranty.com.

This document contains forward-looking statements which involve various risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Attention is directed to the discussion of risks and uncertainties as part of the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 contained in the Company's most recent annual report, Form 10-K and other reports filed with the Securities and Exchange Commission.
                                     - ### -

(Relevant Triad Guaranty Inc. financial statistics follow this news release.)










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

                               Triad Guaranty Inc.
              Selected Consolidated Financial and Statistical Data
                                   (Unaudited)

                                                             Three Months Ended
                                                                  March 31,
                                                          2003                2002
                                                          ----                ----
                                                       (Dollars in thousands except
                                                             per share amounts)
INCOME STATEMENT DATA (for period ended):
Premiums written:
       Direct                                            $ 34,026           $ 27,838
       Assumed                                                  1                  2
       Ceded                                               (5,887)            (3,348)
                                                         --------           --------
               Net premiums written                      $ 28,140           $ 24,492
                                                         ========           ========
     Earned premiums                                     $ 28,132           $ 24,535
     Net investment income                                  4,333              3,764
     Realized investment gains (losses)                       219             (1,499)
     Other income                                              12                 27
                                                         --------           --------
       Total revenues                                      32,696             26,827

     Net losses and loss adjustment expenses                5,265              2,516
     Interest expense on debt                                 693                693
     Amortization of deferred policy acquisition costs      3,418              2,986
     Other operating expenses - net                         5,841              6,069
                                                         --------           --------
     Income before income taxes                            17,479             14,563
     Income taxes                                           5,127              4,525
                                                         --------           --------
     Net income                                          $ 12,352           $ 10,038
                                                         ========           ========
     Basic earnings per share                            $   0.87           $   0.73
     Diluted earnings per share                          $   0.86           $   0.71

     Operating earnings (see Note A)                     $ 12,210           $ 11,012
     Operating earnings per diluted share (see Note A)   $   0.85           $   0.78
Weighted average common and common
 stock equivalents outstanding (in thousands)
       Basic                                               14,221             13,834
       Diluted                                             14,399             14,198

GAAP OPERATING RATIOS:
     Loss ratio                                             18.7%              10.3%
     Expense ratio                                          32.9%              37.0%
     Combined ratio                                         51.6%              47.3%

OTHER OPERATING INFORMATION ($ millions)
          Total insurance written                        $ 3,766            $  2,767
           - Flow                                        $ 3,630            $  2,767
           - Bulk                                        $   136            $    -
     New risk written                                    $   859            $    633
     Product mix as a % of flow insurance written:
          95% LTV's                                         37.4%              38.7%
          ARMs                                              14.1%              12.4%
          Monthly premium                                   76.3%              76.4%
          Refinances                                        57.2%              48.6%

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

                               Triad Guaranty Inc.
                           Other Financial Information
                                   (Unaudited)

                                                               March 31,         December 31,        March 31,
                                                                 2003               2002               2002
                                                                 ----               ----               ----
BALANCE SHEET DATA (at period end):
                                                           (Dollars in thousands except per share amounts)
Assets:
     Cash and invested assets                               $   361,057        $   344,814        $   288,325
     Deferred policy acquisition costs                           30,050             28,997             27,549
     Prepaid federal income tax                                  78,722             77,786             63,634
     Other assets                                                32,305             31,289             30,422
                                                            -----------        -----------        -----------
          Total assets                                      $   502,134        $   482,886        $   409,930
                                                            ===========        ===========        ===========
Liabilities:
     Losses and loss adjustment expenses                    $    23,066        $    21,360        $    18,246
     Unearned premiums                                            8,567              8,539              7,624
     Deferred income tax                                         99,036             94,241             74,749
     Long-term debt                                              34,481             34,479             34,475
     Other liabilities                                           12,600             14,860             11,109
                                                            -----------        -----------        -----------
         Total liabilities                                      177,750            173,479            146,203
     Total stockholders' equity                                 324,384            309,407            263,727
                                                            -----------        -----------        -----------
Total liabilities and stockholders' equity                  $   502,134        $   482,886        $   409,930
                                                            ===========        ===========        ===========
Stockholders' equity per share:
     Including unrealized gains or losses on investments    $     22.73        $     21.85        $     18.71
     Excluding unrealized gains or losses on investments    $     22.05        $     21.24        $     18.70

Common shares outstanding                                    14,272,494         14,159,601         14,092,197

OTHER STATISTICAL INFORMATION ($ in millions):
Direct insurance in force                                   $    26,004        $    25,379        $    22,144
Direct risk in force (gross)                                $     6,002        $     5,791        $     4,821
Risk-to-capital ratio                                            15.2:1             15.5:1             15.1:1
Number of insured loans                                         195,928            190,480            164,698
Persistency                                                       59.1%              60.9%              60.9%
Quarterly net paid claims and LAE ($ thousands)             $     3,560        $     3,025        $     2,263
Total delinquent loans                                            3,009              2,379              1,498
     - Flow business                                              2,280              2,120              1,490
     - Bulk business                                                729                259                  8
Total delinquency rate                                            1.54%              1.25%              0.91%
     - Flow business                                              1.27%              1.23%              1.00%
     - Bulk business                                              4.27%              1.38%              0.05%


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